Exhibit 99.1

American States Water Company Announces
Third Quarter 2023 Results
•$0.16 per share increase, or 23.2%, in recorded third quarter 2023 consolidated diluted EPS (“2023 third quarter results”) compared to third quarter of 2022

◦or $0.12 per share increase, or 16.4%, as adjusted, to remove a favorable variance of $0.04 per share resulting from the receipt of a final decision in the cost of capital proceeding in June 2023.

•American States Water Company filed a water utility general rate case in August 2023 for new rates in the years 2025 - 2027

◦Filing outlines a core business infrastructure investment plan of $611.4 million over the rate cycle.

San Dimas, California, November 6, 2023…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.85 for the quarter ended September 30, 2023, as compared to basic and fully diluted earnings per share of $0.69 for the quarter ended September 30, 2022, an increase of $0.16 per share, or 23.2%, which includes a favorable variance of $0.04 per share resulting from the impact of accounting estimates recorded in the third quarter of 2022 for revenues subject to refund related to the pending cost of capital proceeding at that time, which were subsequently reversed during the second quarter of 2023 upon receipt of a final decision adopted by the California Public Utilities Commission (“CPUC”) in June 2023, as discussed immediately below.

On June 29, 2023, a final decision was adopted by the CPUC in the cost of capital proceeding at AWR’s regulated water utility segment, Golden State Water Company (“GSWC”) that, among other things, adopted a lower cost of debt of 5.1% as compared to 6.6% previously authorized. During 2022, GSWC had recorded estimated revenues subject to refund to reflect the lower cost of debt. Based on the final decision, all adjustments to rates are to be prospective and not retroactive. GSWC filed an advice letter that implemented the new cost of capital effective July 31, 2023. As a result, management updated the accounting estimates recorded during 2022 that resulted in the reversal during the second quarter of 2023 of all the revenues subject to refund that had been recorded during 2022, of which $1.9 million, or $0.04 per share, was recorded during the three months ended September 30, 2022. Excluding the impact from the final cost of capital proceeding for the three months ended September 30, 2022, adjusted consolidated diluted earnings were $0.73 per share, compared to adjusted and recorded consolidated diluted earnings of $0.85 per share for the three months ended September 30, 2023, an adjusted increase of $0.12 per share for 2023, or 16.4%, largely due to new 2023 water rates approved by the CPUC.

Third Quarter 2023 Results

The table below sets forth a comparison of the third quarter 2023 diluted earnings per share contribution recorded by business segment and for the parent company with amounts recorded during the same period in 2022.

	Diluted Earnings per Share
	Three Months Ended
	9/30/2023	9/30/2022	CHANGE
Water	$0.72	$0.54	$0.18
Electric	0.04	0.04	—
Contracted services	0.12	0.12	—
AWR (parent)	(0.02)	(0.01)	(0.01)
Consolidated fully diluted earnings per share, as recorded (GAAP)	0.85	0.69	0.16
Adjustment to GAAP measure:
Impact of revenues subject to refund recorded in 2022*	—	0.04	(0.04)
Consolidated diluted earnings per share, as adjusted (Non-GAAP)*	$0.85	$0.73	$0.12
Water diluted earnings per share, as adjusted (Non-GAAP)*	$0.72	$0.58	$0.14
Note: Certain amounts in the table above may not foot or crossfoot due to rounding.

* The adjustment to recorded diluted earnings per share relates to the water segment. The water segment’s adjusted earnings for 2022 exclude the impact of accounting estimates made in 2022 for revenues subject to refund related to the pending cost of capital proceeding at that time, and as shown separately in the table above. The lower revenues recorded during the three months ended September 30, 2022 totaled $1.9 million, or $0.04 per share, based on the estimate of revenues subject to refund that were subsequently reversed in June 2023 upon receiving the final decision in the cost of capital proceeding making all adjustments to rates prospective and not retroactive.

Water Segment:
For the three months ended September 30, 2023, recorded diluted earnings from the water utility segment were $0.72 per share, as compared to $0.54 per share for the same period in 2022, an increase of $0.18 per share, which includes a favorable variance of $0.04 per share from the impact of accounting estimates made in the third quarter of 2022 for revenues subject to refund related to the pending cost of capital proceeding at that time, which were subsequently reversed during the second quarter of 2023, as previously discussed and as shown separately in the table above. Excluding this item, adjusted diluted earnings at the water segment for the third quarter of 2022 were $0.58 per share, as compared to adjusted and recorded earnings of $0.72 per share for the third quarter of 2023, an adjusted increase at the water segment of $0.14 per share, or a 24.1% increase, due largely to the following items:

•An increase in water operating revenues of approximately $13.5 million was largely as a result of the second-year rate increases related to the three months ended September 30, 2023, partially offset by the prospective change in the new cost of capital effective July 31, 2023 that lowered GSWC’s authorized return on rate base. The return on rate base was revised to reflect the new authorized cost of debt, which decreased from 6.6% to 5.1%, offset by a higher return on equity which increased from 8.9% to 9.36%. In June 2023, GSWC filed for the implementation of new 2023 rates upon receiving the final decisions on the general rate case and cost of capital proceedings both of which became effective July 31, 2023. The increase in water revenues during the third quarter of 2023 represents the difference from the 2021 adopted rates recorded during the three-month period ended September 30, 2022 and the 2023 second-year increases recorded during the same period ended in 2023.

•An increase in water supply costs of $3.6 million, which consist of purchased water, purchased power for pumping, groundwater production assessments and changes in the water supply cost balancing accounts. Adopted supply costs for the third quarter of 2023 were based on 2023 authorized amounts approved in the final CPUC decision in the water general rate case application. Actual water supply costs are tracked and passed through to customers on a dollar-for-dollar basis by way of the CPUC-approved water supply cost balancing accounts. The increase in water supply costs results in a corresponding increase in water operating revenues and has no net impact on the water segment’s profitability.

•An overall increase in operating expenses of $1.1 million (excluding supply costs) due primarily to increases in (i) overall labor costs and other employee-related benefits, (ii) other operation-related expenses resulting primarily from higher water treatment and chemical costs, (iii) maintenance expense, (iv) administrative and general expenses resulting largely from higher outside-services costs, and (v)

depreciation and amortization expenses resulting from additions to utility plant and the higher composite depreciation rates based on a revised depreciation study approved in the final decision on the water general rate case.

•An increase in interest expense (net of interest income) of $1.2 million resulting primarily from an overall increase in interest rates, as well as an overall increase in total borrowing levels to support, among other things, the capital expenditure programs at GSWC, partially offset by higher interest income earned on regulatory assets bearing interest at the current 90-day commercial-paper rate, which increased compared to 2022’s rates, as well as an increase in the level of regulatory assets recorded that resulted, in large part, from the final decision on the water general rate case that had been delayed.

•An overall increase in other expenses (net of other income) of $1.2 million due primarily to an increase in the non-service cost components related to GSWC’s benefit plans resulting from changes in actuarial assumptions including expected returns on plan assets. However, as a result of GSWC’s two-way pension balancing accounts authorized by the CPUC, changes in total net periodic benefits costs related to the pension plan have no material impact to earnings.

•Changes in certain flowed-through income taxes and permanent items included in GSWC’s income tax expense for the three months ended September 30, 2023 as compared to the same period in 2022 that favorably impacted the water segment’s earnings. As a regulated utility, GSWC treats certain temporary differences as being flowed-through in computing its income tax expense consistent with the income tax method used in its CPUC-jurisdiction rate making. Changes in the magnitude of flowed-through items either increase or decrease tax expense, thereby affecting diluted earnings per share.

Electric Segment:
Diluted earnings from the electric utility segment for the three months ended September 30, 2023 were flat compared to the same period in 2022, largely resulting from not having new rates in 2023 while awaiting the processing of the pending electric general rate case that will set new rates for 2023 – 2026, while also experiencing continued increases in overall operating expenses and interest costs that were mostly offset by favorable changes in certain flowed-through income taxes. When a decision is issued in the electric general rate case, new rates are expected to be retroactive to January 1, 2023 and cumulative adjustments will be recorded at that time.

Contracted Services Segment:
Diluted earnings from the contracted services segment for the three months ended September 30, 2023 were consistent when compared to the same period in 2022. The contracted services segment is expected to contribute $0.45 to $0.49 per share for the full 2023 year.
AWR (Parent):
For the third quarter of 2023, the diluted loss from AWR (parent) increased by $0.01 per share compared to the same period in 2022 due primarily to an increase in interest expense resulting from higher short-term interest rates and higher borrowings under AWR’s revolving credit facility, as well as changes in state unitary taxes.

Year-To-Date (“YTD”) 2023 Results

•$1.21 per share increase in recorded YTD 2023 consolidated diluted EPS compared to YTD 2022, or $0.43 per share increase as adjusted
◦YTD 2023 recorded results reflect the impact of retroactive rates of $0.38 per share related to the full year of 2022 because of receiving a final decision in the water utility general rate case.

◦YTD 2023 recorded results also reflect a net favorable variance of $0.23 per share resulting from the reversal of revenues subject to refund that had been previously recorded in 2022 of $0.13 per share following the receipt of a final decision in the cost of capital proceeding in June 2023, of which $0.10 per share had been recorded during the same period in 2022.

◦YTD 2023 recorded results also reflect a net favorable variance of $0.17 per share from gains on investments held to fund a retirement plan compared to losses during the same period in 2022.

The table below sets forth a comparison of diluted earnings per share contribution by business segment and for the parent company as recorded during the nine months ended September 30, 2023 and 2022.

	Diluted Earnings per Share
	Nine Months Ended
	9/30/2023	9/30/2022	CHANGE
Water	$2.36	$1.17	$1.19
Electric	0.14	0.16	(0.02)
Contracted services	0.38	0.29	0.09
AWR (parent)	(0.06)	(0.01)	(0.05)
Consolidated fully diluted earnings per share, as recorded (GAAP)	2.82	1.61	1.21
Adjustments to GAAP measure:
Impact of retroactive rates related to the full year of 2022 from the final decision in the water general rate case (approximately $0.30 per share relates to the first nine months of 2022)*	(0.38)	—	(0.38)
Impact related to the final cost of capital decision*	(0.13)	0.10	(0.23)
Consolidated diluted earnings per share, as adjusted (Non-GAAP)*	$2.31	$1.71	$0.60
Water diluted earnings per share, as adjusted (Non-GAAP)*	$1.85	$1.27	$0.58
* All adjustments to recorded diluted earnings per share relate to the water segment. The water segment’s adjusted earnings for 2023 exclude the impact of retroactive rates related to the full year of 2022 resulting from the final CPUC decision in the general rate case, and for 2023 and 2022 they exclude the impact of estimates and changes in estimates resulting from revenues subject to refund related to the cost of capital proceeding, both shown separately in the table above.

As noted in the table above, fully diluted recorded earnings for the nine months ended September 30, 2023 were $2.82 per share as compared to $1.61 per share recorded for the same period in 2022, a $1.21 per share increase. Included in the results for the nine months ended September 30, 2023 were: (i) the impact of retroactive new water rates related to the full 2022 year of $0.38 per share (shown separately in the table above) as a result of receiving a final decision in the water general rate case as discussed below, (ii) a net favorable variance of $0.23 per share (shown separately in the table above) from the impact of the final cost of capital decision that resulted in the reversal during the nine months ended September 30, 2023 of revenues subject to refund due to a change in estimate from what had been recorded during 2022, and (iii) a net favorable variance of $0.17 per share from gains totaling $2.1 million, or $0.04 per share, recorded during the nine months ended September 30, 2023 on investments held to fund one of the company’s retirement plans, as compared to losses of $6.4 million, or $0.13 per share, recorded for the same period in 2022, both due to financial market conditions. Excluding these three items, adjusted consolidated diluted earnings for the nine months ended September 30, 2023 were $2.27 per share as compared to adjusted diluted earnings of $1.84 per share for the same period in 2022, an adjusted increase of $0.43 per share, or a 23.4% increase, largely due to new 2023 water rates approved in GSWC’s final decision in its general rate case proceeding.

On June 29, 2023, the CPUC adopted a final decision in GSWC’s general rate case application that determines new water rates for the years 2022–2024 retroactive to January 1, 2022. Among other things, the final decision (i) adopted the full settlement agreement between GSWC and the Public Advocates Office at the CPUC that resolved all issues related to the 2022 annual revenue requirement, and (ii) allowed for additional increases in adopted revenues for 2023 and 2024 subject to an earnings test and inflationary index values at the time of filing for implementation of the new rates.

Because of receiving a final decision in GSWC's general rate case, second-year rate increases for 2023 have been reflected in the three and nine months ended September 30, 2023. Through the nine months ended September 30, 2023, this included increases in revenues of $36.8 million, or $0.72 per share, compared to the adopted 2021 rates, and increases in supply costs of $8.0 million, or $0.16 per share, which combined is an increase of $0.56 per share for the nine months ended September 30, 2023. GSWC filed for the implementation of new 2023 rate increases that became effective on July 31, 2023. In October 2023, GSWC also filed with the CPUC to recover all retroactive rate amounts accumulated in memorandum accounts for the full 2022 year and for 2023 through July 30, 2023. Surcharges were implemented to recover these cumulative retroactive rate differences over 36 months. As of September 30, 2023, there is an aggregate cumulative balance of $55.1 million in CPUC-approved general rate case memorandum accounts that have been recognized as regulatory assets with a corresponding increase in unbilled water revenues.

For more details on the YTD results, please refer to the company’s Form 10-Q filed with the Securities and Exchange Commission.

Regulatory Matters
On June 29, 2023, a final decision was adopted by the CPUC in the cost of capital proceeding that, among other things, adopted a new return on equity of 8.85% for GSWC as compared to 8.9% previously authorized, and allowed for the continuation of the Water Cost of Capital Mechanism (“WCCM”) through December 31, 2024. The WCCM adjusts the return on equity and rate of return on rate base between the three-year cost of capital proceedings only if there is a positive or negative change of more than 100 basis points in the average of the Moody’s Aa utility bond rate as measured over the period from October 1 through September 30. If there is a positive or negative change of more than 100 basis points, the return on equity is adjusted by one half of the difference. For the period from October 1, 2021 through September 30, 2022, the Moody’s Aa utility bond rate increased by 102.8 basis points from the benchmark, which triggered the WCCM adjustment, which increased GSWC's adopted return on equity to 9.36% effective July 31, 2023. Additionally, for the period from October 1, 2022 through September 30, 2023, the Moody's Aa utility bond rate increased by 139.7 basis points from the benchmark, which again triggered another WCCM adjustment. On October 12, 2023, GSWC filed an advice letter to establish the WCCM for 2024, which has been approved by the CPUC and will increase GSWC’s 9.36% adopted return on equity to 10.06% effective January 1, 2024.

Dividends
On October 30, 2023, AWR’s Board of Directors approved a fourth quarter dividend of $0.43 per share on AWR’s Common Shares. Dividends on the Common Shares will be paid on December 1, 2023 to shareholders of record at the close of business on November 15, 2023. AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 69 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. The company’s quarterly dividend rate has grown at a compound annual growth rate (“CAGR”) of 9.4% over the last five years. AWR's current policy is to achieve a CAGR in the dividend of more than 7% over the long-term.

Non-GAAP Financial Measures
This press release includes a discussion on AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted common shares. The gains and losses generated on the investments held to fund one of the company’s retirement plans during the nine months ended September 30, 2023 and 2022 have been excluded when communicating the results to help facilitate comparisons of AWR’s performance from period to period. In addition, both the impact of retroactive rates related to the full year 2022 recorded during the nine months ended September 30, 2023 resulting from the final decision on the water general rate case, and the impact from the estimates of revenues subject to refund recorded in 2022 and changes to estimates recorded in 2023 following the receipt of a final cost of capital decision in June of 2023 have been excluded when communicating AWR’s consolidated and water segment results for the three months ended September 30, 2022 and the nine months ended September 30, 2023 and 2022 to help facilitate comparisons of the company’s performance from period to period. All of these measures are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute “non-GAAP financial measures” under Securities and Exchange Commission rules, which supplement our GAAP disclosures but should not be considered as an alternative to the respective GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants.

The company uses earnings per share by business segment as an important measure in evaluating its operating results and believes this measure is a useful internal benchmark in evaluating the performance of its operating segments. The company reviews this measurement regularly and compares it to historical periods and to the operating budget. The company has provided the computations and reconciliations of diluted earnings per share from the measure of operating income by business segment to AWR’s consolidated fully diluted earnings per share in this press release.

Forward-Looking Statements
Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Conference Call
Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Tuesday, November 7. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning November 7, 2023 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through November 14, 2023.

About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in nine states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 264,000 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,700 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on twelve military bases throughout the country under 50-year privatization contracts with the U.S. government.

The company has achieved an 8.1% compound annual growth rate in its calendar year dividend payments from 2013 – 2023.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets (Unaudited)
(in thousands)	September 30, 2023	December 31, 2022
Assets
Net Property, Plant and Equipment	$1,850,471	$1,753,766
Goodwill	1,116	1,116
Other Property and Investments	37,767	36,907
Current Assets	191,685	151,294
Other Assets	124,190	91,291
Total Assets	$2,205,229	$2,034,374
Capitalization and Liabilities
Capitalization	$1,346,796	$1,156,096
Current Liabilities	195,007	396,522
Other Credits	663,426	481,756
Total Capitalization and Liabilities	$2,205,229	$2,034,374

	Condensed Statements of Income (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2023	2022	2023	2022

Operating Revenues
Water	$116,231	$100,799	$345,851	$265,561
Electric	8,956	8,919	30,688	29,028
Contracted services	26,509	25,266	93,980	71,572
Total operating revenues	151,696	134,984	470,519	366,161

Operating Expenses
Water purchased	23,216	20,304	55,590	58,115
Power purchased for pumping	4,291	3,878	9,514	9,182
Groundwater production assessment	5,990	5,650	15,188	14,726
Power purchased for resale	2,383	2,673	9,838	9,186
Supply cost balancing accounts	723	640	15,126	(6,160)
Other operation	10,429	9,696	30,261	28,028
Administrative and general	20,982	21,594	66,032	65,030
Depreciation and amortization	10,184	10,117	31,645	30,402
Maintenance	4,097	3,408	11,026	10,120
Property and other taxes	6,034	5,942	17,884	17,247
ASUS construction	11,616	10,742	46,554	31,263
Total operating expenses	99,945	94,644	308,658	267,139

Operating income	51,751	40,340	161,861	99,022

Other Income and Expenses
Interest expense	(11,691)	(7,331)	(31,900)	(19,246)
Interest income	2,125	667	5,792	1,387
Other, net	(1,073)	338	2,243	(2,370)
Total other income and (expenses), net	(10,639)	(6,326)	(23,865)	(20,229)

Income Before Income Tax Expense	41,112	34,014	137,996	78,793
Income tax expense	9,547	8,360	33,503	19,026
Net Income	$31,565	$25,654	$104,493	$59,767

Weighted average shares outstanding	36,977	36,958	36,974	36,953
Basic earnings per Common Share	$0.85	$0.69	$2.82	$1.61

Weighted average diluted shares	37,071	37,042	37,064	37,034
Fully diluted earnings per Common Share	$0.85	$0.69	$2.82	$1.61

Dividends paid per Common Share	$0.4300	$0.3975	$1.2250	$1.1275

Computation and Reconciliation of Non-GAAP Financial Measure (Unaudited)
Below are the computation and reconciliation of diluted earnings per share from the measure of operating income by business segment to AWR’s consolidated fully diluted earnings per share for the three and nine months ended September 30, 2023 and 2022.

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	Q3 2023	Q3 2022	Q3 2023	Q3 2022	Q3 2023	Q3 2022	Q3 2023	Q3 2022	Q3 2023	Q3 2022
Operating income (loss)	$43,243	$32,451	$2,049	$2,337	$6,204	$5,553	$255	$(1)	$51,751	$40,340
Other (income) and expenses, net	7,820	5,695	754	243	428	(65)	1,637	453	10,639	6,326
Income tax expense (benefit)	8,830	6,831	(154)	478	1,430	1,347	(559)	(296)	9,547	8,360
Net income (loss)	$26,593	$19,925	$1,449	$1,616	$4,346	$4,271	$(823)	$(158)	$31,565	$25,654
Weighted Average Number of Diluted Shares	37,071	37,042	37,071	37,042	37,071	37,042	37,071	37,042	37,071	37,042
Diluted earnings (loss) per share	$0.72	$0.54	$0.04	$0.04	$0.12	$0.12	$(0.02)	$(0.01)	$0.85	$0.69

Note: Certain amounts in the table above may not foot or crossfoot due to rounding.

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	YTD 2023	YTD 2022	YTD 2023	YTD 2022	YTD 2023	YTD 2022	YTD 2023	YTD 2022	YTD 2023	YTD 2022
Operating income (loss)	$134,006	$77,161	$7,783	$7,973	$19,854	$13,894	$218	$(6)	$161,861	$99,022
Other (income) and expenses, net	16,743	19,158	1,959	431	1,042	(374)	4,121	1,014	23,865	20,229
Income tax expense (benefit)	29,674	14,623	794	1,645	4,621	3,399	(1,586)	(641)	33,503	19,026
Net income (loss)	$87,589	$43,380	$5,030	$5,897	$14,191	$10,869	$(2,317)	$(379)	$104,493	$59,767
Weighted Average Number of Diluted Shares	37,064	37,034	37,064	37,034	37,064	37,034	37,064	37,034	37,064	37,034
Diluted earnings (loss) per share	$2.36	$1.17	$0.14	$0.16	$0.38	$0.29	$(0.06)	$(0.01)	$2.82	$1.61